Exhibit 10.43

4th Amendment
dated December 16th, 2016
of the
Credit Facility Agreement
Regarding an Umbrella Credit Facility in the amount of
EUR 30,000,000.00
dated August 7th, 2014

IPG Laser GmbH
Siemensstrasse 7
57299 Burbach
(the „Borrower“)

and

Deutsche Bank AG
Filiale Deutschlandgeschäft
An den Dominikanern 11 - 27
50668 Cologne
(the „Bank“)

have entered into an Agreement, which had been amended by the 1st Amendment dated October 1st,2015, he 2nd Amendment dated April 18th, 2016 and the 3rd Amendment dated September 21st 2016 (the „Credit Facility Agreement“) pursuant to which the Bank makes available a revolving umbrella credit facility to the Borrower (the “Umbrella-Credit Facility”) on the basis of the Bank’s General Business Conditions (Allgemeine Geschäftsbedingungen). The Credit Facility Agreement will be amended with this 4th Amendment as follows:

Umbrella Credit Facility Agreement

The § 2 of the UMBRELLA-CREDIT FACILITY will be amended and restated as follows:

§ 2 - UMBRELLA-CREDIT FACILITY:

(1)	Aggregate Facility Amount
The Bank makes available to the Borrower a credit facility in the amount of up to
Euro 30,000,000.00 (in words: Euro Thirty Million) („Aggregate Facility Amount“).
The Aggregate Facility Amount is divided into the following facilities:

(a)	Facility 1: revolving cash credit facility in the amount of up to Euro 14,000,000.00 (in words: Euro Fourteen Million) (“Facility 1”).

(b)	Facility 2: revolving guarantee facility in the amount of up to Euro 9,000,000.00 (in words: Euro Nine Million) (“Facility 2”).

(c)	Facility 3: revolving margin line in the amount of up to Euro 7,000,000.00 (in words: Euro Seven Million) (“Facility 3”).
(2)    Term of the Facilities
The Facilities are available until July 31st, 2017 (“Term of the Umbrella-Credit Facility”).

(3)	Purpose

(a)
The proceeds of Facility 1 shall be applied towards purposes of financing short-term working capital requirements, especially financing of the outstanding accounts receivables and inventories of the Borrower as well as - pursuant to § 4 - of companies of which a Borrower directly or indirectly owns a majority interest according to § 16 of the German Stock Companies Act (Aktiengesetz) (“Subsidiaries”). For purposes of this Credit Facility Agreement only the IPG (Beijing) Fiber Laser Technology Company Limited, Beijing, China is deemed to be a Subsidiary (irrespective of § 16 of the German Stock Companies Act).

The use of Facility 1 for acquisitions irrespective of form, duration and amount will require the prior consent of the Bank.

(b)	The proceeds of Facility 2 shall be applied towards the issuance of Guarantees upon instruction of the Borrower as well as - pursuant to § 4 - of its respective Subsidiaries.

(c)	Facility 3 may only be utilized by entering into financial derivatives transactions with the Subsidiaries of the Borrower - subject to the provisions of § 4.

(4)	Definitions
In this Credit Facility Agreement the following words and terms are defined as specified below:
„Banking Day“ means a day (other than a Saturday or Sunday) on which banks are open for general business in Cologne.
„EONIA“ means the Euro OverNight Index Average as determined by the European Central Bank for each Target-day. On days which are not a TARGET-day the EONIA as determined on the immediately preceding TARGET-day shall apply. If no EONIA is available on a Target-day the Bank will determine the applicable reference interest rate in accordance with section 315 German Civil Code (BGB) on the basis of the quotations for overnight funds in the European interbank market.

„EURIBOR“ means the interest rate per annum for deposits in Euro for the relevant interest period displayed on page 248 of the Telerate screen or a respective succeeding screen replacing page 248 for 11.00 a.m. Brussels time two TARGET-days prior to the disbursement/the commencement of the respective interest period. If the EURIBOR cannot be determined two TARGET-days prior to the first interest period, the Bank and the Borrower will negotiate the interest rate for the relevant interest period. The Bank is not obligated to disburse the loan unless an agreement about the applicable interest rate has been reached. The Bank is released from its obligation to disburse the loan if an agreement about the applicable interest rate is not reached within 15 days. If the EURIBOR for an interest period following the first interest period cannot be determined two TARGET-days prior to the commencement of the relevant interest period the Bank will determine interest for the relevant interest period based on interest rates customary in the European interbank market for the particular interest period plus the agreed margin.
"Financial Indebtedness" means any indebtedness for or in respect of (i) moneys borrowed, (ii) any letters of credit issued and acceptances accepted or issued, which had been discounted, (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, (iv) lease contracts which would, in accordance with orders or statements of practice of the Federal Ministry of Finance or GAAP under the applicable law as the case may be, be treated as a finance or operating lease, (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (vi) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (vii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (viii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by third parties unless both obligations are reported, the primary obligation on and the obligation of the counter-indemnity on or below, the same balance sheet; and (ix) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) through (viii) above, (x) a guarantee, surety or other obligation for any of the obligations listed in paragraphs (i) through (ix), and (xi) provisions for pension obligations.
„TARGET-day“ is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open for the settlement of payments in Euro.

All other terms and conditions of the Credit Facility Agreement remain unaffected by this amendment.
Any Amendment to the Credit Facility Agreement is required to be made in writing.

Deutsche Bank AG
Filiale Deutschlandgeschäft

Köln, December 16th, 2016            /s/ Bodo Baedorf /s/ Joachim Gartz
Baedorf                Gartz

IPG Laser GmbH

Burbach, Germany December 16th, 2016 /s/ Eugene Scherbakov

Place, Date

Noted and agreed:

IPG Photonics Corporation

Oxford, Mass., USA December 16th, 2016    /s/ Timothy P.V. Mammen
Place, Date